Exhibit 99.1

Release:	Immediate

Contact:	Paul Bowman (investment community)	David Miller (editorial/media)
	(408) 563-1698	(408) 563-9582

APPLIED MATERIALS ANNOUNCES RESULTS
FOR FIRST FISCAL QUARTER 2005

•	Net Sales: $1.78 billion (19% decrease quarter over quarter; 14% increase year over year)

•	Net Income: $289 million (37% decrease quarter over quarter; 251% increase year over year)

•	EPS: $0.17 ($0.10 decrease quarter over quarter; $0.12 increase year over year)

•	New Orders: $1.68 billion (36% decrease quarter over quarter; <1% decrease year over year)

     SANTA CLARA, Calif., February 15, 2005 — Applied Materials, Inc., the world’s largest supplier of wafer fabrication solutions to the global semiconductor industry, reported results for its first fiscal quarter ended January 30, 2005. Net sales were $1.78 billion, down 19 percent from $2.20 billion for the fourth fiscal quarter of 2004, and up 14 percent from $1.56 billion for the first fiscal quarter of 2004. Gross margin for the first fiscal quarter of 2005 was 44.4 percent, down from 46.6 percent for the fourth fiscal quarter of 2004, and up from 43.5 percent for the first fiscal quarter of 2004. Net income for the first fiscal quarter of 2005 was $289 million, or $0.17 per share, down from net income of $455 million, or $0.27 per share, for the fourth fiscal quarter of 2004, and up from net income of $82 million, or $0.05 per share, for the first fiscal quarter of 2004.

     The company’s ongoing net income was $289 million, or $0.17 per share, for the first fiscal quarter of 2005, down from $455 million, or $0.27 per share, for the fourth fiscal quarter of 2004, and up from $200 million, or $0.12 per share, for the first fiscal quarter of 2004. Ongoing results for the fourth fiscal quarter of 2004 and the first fiscal quarter of 2005 were the same as reported net income.

     New orders of $1.68 billion for the first fiscal quarter of 2005 decreased 36 percent from $2.62 billion for the fourth fiscal quarter of 2004, and decreased less than 1 percent from $1.68 billion for the first fiscal quarter of 2004. Regional distribution of new orders for the first fiscal quarter of 2005 was: Taiwan 31 percent, North America 20 percent, Europe 17 percent, Korea 15 percent, Japan 9 percent, and Southeast Asia and China 8 percent. Backlog at the end of the first fiscal quarter of 2005 was $3.21 billion, compared to $3.37 billion at the end of the fourth fiscal quarter of 2004.

     During the first fiscal quarter of 2005, the company repurchased approximately 17 million shares of common stock at an average price of $17.30 per share for an aggregate purchase price of $300 million.

     “Given the challenging semiconductor environment this past quarter, we are pleased with the company’s financial performance,” said Mike Splinter, president and chief executive officer. “During the quarter, we focused the company on effectively using our resources to improve operational efficiency, lower costs and achieve our profitability goals.

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Applied Materials, Inc.
February 15, 2005

     “The semiconductor industry is investing to increase its 90-nanometer (nm) volume production and has begun qualifying 65nm manufacturing,” Splinter continued. “We are working closely with customers to deliver the capabilities needed for their most rigorous manufacturing requirements. Through innovations, like our strained silicon processes that hold the promise of providing significant gains in chip speed and power performance, we are delivering the technologies that are moving the industry forward.

     “As the number of applications for chips continues to increase, we are confident in the long-term expansion of the semiconductor industry, and we continue to invest in the technologies and services that we believe position the company to benefit from this growth,” concluded Splinter.

     Reconciliations of reported results of operations under U.S. Generally Accepted Accounting Principles (GAAP) to ongoing results are included as a supplement to this press release. Due to the amount of charges incurred in prior periods as a result of realignment activities, Applied Materials believes that ongoing results are useful to investors because they reflect baseline performance exclusive of charges associated with realignment activities. Ongoing results are the primary indicator used by Applied Materials’ management to plan and forecast future periods. These non-GAAP measures are neither in accordance with, nor an alternative for, GAAP, and may be materially different from non-GAAP methods of accounting and reporting used by other companies. The presentation of this additional information should not be considered as a substitute for net income prepared in accordance with GAAP.

     This press release contains forward-looking statements, including, but not limited to, statements regarding the semiconductor industry’s production trends, long-term expansion and growth; the company’s operational efficiency, manufacturing capability, delivery of innovations that provide significant performance gains for future chip generations, technological leadership, strategic position and growth opportunities; and increases in the number of chip applications. Forward-looking statements may contain words such as “expect,” “anticipate,” “believe,” “may,” “should,” “will,” “estimate,” “forecast,” “see,” “promise,” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, but are not limited to: the sustainability of demand in the semiconductor and semiconductor equipment industries, which is subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and semiconductors, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology, which depend in part on customers’ inventory levels relative to demand for their products; the timing, rate, amount and sustainability of capital spending for new technology, such as 300mm and sub-100 nanometer applications; the company’s ability to develop, deliver and support a broad range of products and services on a timely basis; the company’s successful and timely development of new markets, products, processes and services; the company’s ability to timely satisfy manufacturing requirements; the company’s ability to maintain effective cost controls and to timely align its cost structure with business conditions; the successful integration and

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Applied Materials, Inc.
February 15, 2005

performance of acquired businesses; the effectiveness of strategic transactions; changes in management; and other risks described in Applied Materials’ Securities and Exchange Commission filings, including the reports on Form 10-K and Form 10-Q. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update the forward-looking statements in this press release.

     Applied Materials will be discussing its first fiscal quarter results, along with its outlook for the second fiscal quarter of 2005, on a conference call today beginning at 1:30 p.m. Pacific Time. A webcast of the conference call will be available on Applied Materials’ web site under the “Investors” section.

     Applied Materials, Inc., headquartered in Santa Clara, California, (Nasdaq: AMAT) is the largest supplier of equipment and services to the global semiconductor industry. Applied Materials’ web site is www.appliedmaterials.com.

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Applied Materials, Inc.
February 15, 2005

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended
	February 1,	January 30,
(In thousands, except per share amounts)	2004	2005

Net sales	$1,555,448	$1,780,576
Cost of products sold	879,279	990,351

Gross margin	676,169	790,225

Operating expenses:
Research, development and engineering	242,645	241,762
Marketing and selling	88,398	77,830
General and administrative	80,294	88,423
Restructuring, asset impairments and other charges	167,459	—

Income from operations	97,373	382,210

Interest expense	11,800	9,272
Interest income	31,273	36,658

Income before income taxes	116,846	409,596

Provision for income taxes	34,470	120,831

Net income	$82,376	$288,765

Earnings per share:
Basic	$0.05	$0.17
Diluted	$0.05	$0.17

Weighted average number of shares:
Basic	1,682,025	1,672,671
Diluted	1,735,268	1,687,140

Applied Materials, Inc.
February 15, 2005

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 31,	January 30,
(In thousands)	2004	2005

ASSETS

Current assets:
Cash and cash equivalents	$2,281,844	$2,184,429
Short-term investments	4,296,152	4,213,790
Accounts receivable, net	1,670,153	1,740,874
Inventories	1,139,368	1,204,182
Deferred income taxes	610,095	621,147
Other current assets	283,907	236,177

Total current assets	10,281,519	10,200,599

Property, plant and equipment	2,953,130	2,976,738
Less: accumulated depreciation and amortization	(l,607,602)	(l,646,967)

Net property, plant and equipment	1,345,528	1,329,771

Goodwill, net	257,321	337,825
Purchased technology and other intangible assets, net	50,291	82,625
Deferred income taxes and other assets	158,786	147,729

Total assets	$12,093,445	$12,098,549

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$45,864	$46,672
Accounts payable and accrued expenses	1,895,061	1,759,514
Income taxes payable	347,056	416,173

Total current liabilities	2,287,981	2,222,359

Long-term debt	410,436	416,244
Other liabilities	133,001	160,112

Total liabilities	2,831,418	2,798,715

Stockholders’ equity:
Common stock	16,803	16,678
Additional paid-in capital	2,070,733	1,818,616
Deferred stock compensation, net	(96)	—
Retained earnings	7,164,170	7,452,935
Accumulated other comprehensive income	10,417	11,605

Total stockholders’ equity	9,262,027	9,299,834

Total liabilities and stockholders’ equity	$12,093,445	$12,098,549

Applied Materials, Inc.
February 15, 2005

APPLIED MATERIALS, INC.
SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS – ONGOING BASIS

	Three Months Ended
	February 1, 2004				January 30, 2005
		Special		Ongoing		Special	Ongoing
(In thousands, except per share amounts)	Reported(1)	Items(2)		Results	Reported(1)	Items(3)	Results

Net sales	$1,555,448	$—		$1,555,448	$1,780,576	$—	$1,780,576
Cost of products sold	879,279	—		879,279	990,351	—	990,351

Gross margin	676,169	—		676,169	790,225	—	790,225

Operating expenses:
Research, development and engineering	242,645	—		242,645	241,762	—	241,762
Marketing and selling	88,398	—		88,398	77,830	—	77,830
General and administrative	80,294	—		80,294	88,423	—	88,423
Restructuring, asset impairments and other charges	167,459	(167,459	) (a)	—	—	—	—

Income from operations	97,373	167,459		264,832	382,210	—	382,210

Interest expense	11,800	—		11,800	9,272	—	9,272
Interest income	31,273	—		31,273	36,658	—	36,658

Income before income taxes	116,846	167,459		284,305	409,596	—	409,596

Provision for income taxes	34,470	49,400	(b)	83,870	120,831	—	120,831

Net income	$82,376	$118,059		$200,435	$288,765	$—	$288,765

Earnings per share:
Basic	$0.05	$0.07		$0.12	$0.17	$—	$0.17
Diluted	$0.05	$0.07		$0.12	$0.17	$—	$0.17

Weighted average number of shares:
Basic	1,682,025	1,682,025		1,682,025	1,672,671	1,672,671	1,672,671
Diluted	1,735,268	1,735,268		1,735,268	1,687,140	1,687,140	1,687,140

(1)	Reported results of operations are presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

(2)	Special items for the first fiscal quarter of 2004 consisted of the following:

a)	Restructuring, asset impairments and other charges resulting primarily from the consolidation of facilities associated with realignment activities.

b)	The tax effect of special items.

(3)	There were no special items for the first fiscal quarter of 2005. Therefore, ongoing results are the same as reported results of operations.